Exhibit 2.2

EXECUTION VERSION

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 5, 2015, by and between Annaly Capital Management, Inc., a Maryland corporation (the “Seller”), and Chimera Investment Corporation, a Maryland corporation (the “Company”).

WHEREAS, the Seller owns beneficially and of record 8,996,553 shares of common stock, par value $0.01 per share (the “Repurchased Shares”), of the Company; and

WHEREAS, the parties desire that, upon the terms and subject to the conditions hereof, the Seller will sell to the Company, and the Company will purchase from the Seller, the Repurchased Shares in exchange for the consideration set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1. Sale and Purchase of the Repurchased Shares; Purchase Price.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Seller agrees to sell, assign, transfer, convey and deliver to the Company, and the Company agrees to purchase from the Seller, the Repurchased Shares, for an aggregate purchase price of $126,401,569.65 (the “Purchase Price”), free and clear of any option, call, contract, commitment, demand, lien, charge, security interest or encumbrance whatsoever.

2. Closing.  The closing of the sale and purchase of the Repurchased Shares pursuant to this Agreement (the “Closing”) shall occur on Monday, August 17, 2015 (such date of the Closing, the “Closing Date”) at the offices of Dechert LLP, 2929 Arch Street, Philadelphia, PA 19104.

3. Instruments of Conveyance and Transfer.  At or prior to the Closing, the Seller shall deliver to the Company evidence that the Seller has issued to Computershare Shareowner Services LLC a transfer agent letter of instruction, in substantially the form attached hereto as Exhibit A, duly executed by the Seller as and where indicated therein, evidencing the transfer of good and valid title to the Repurchased Shares to the Company, free and clear of any option, call, contract, commitment, demand, lien, charge, security interest or encumbrance whatsoever.  The Seller shall at any time, and from time to time, following the Closing, execute, acknowledge and deliver all further assignments, transfers, and any other such instruments of conveyance, upon the request of the Company, to confirm the sale of the Repurchased Shares hereunder as contemplated hereby.

4. Payment by the Company.  At the Closing, the Company shall deliver to the Seller the Purchase Price by wire transfer of immediately available funds pursuant to the wire transfer instructions attached hereto as Exhibit B.

5. Representations and Warranties of Seller.  The Seller hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:

(a) The Seller has the full, absolute and entire power and legal right to execute, deliver and perform this Agreement, without the need for the consent of any other person or entity other than those consents which have been obtained prior to the Closing.

(b) The Seller has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The Seller has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Company) constitutes the Seller's legal, valid and binding obligation, enforceable against the Seller in accordance with its terms.

(c) The Repurchased Shares are owned by the Seller, free and clear of any option, call, contract, commitment, demand, lien, charge, security interest or encumbrance whatsoever, and Seller will convey to the Company at Closing good title to the Repurchased Shares free and clear of all options, calls, contracts, commitments, demands, liens, charges, security interests or encumbrances whatsoever.

(d) Other than the Repurchased Shares, the Seller does not beneficially own or have any rights in any debt or equity interest (including any warrants, options or other rights to acquire any debt or equity interests) in the Company.

(e) There is no action, suit, proceeding, judgment, claim or investigation pending, or, to the knowledge of Seller, threatened against Seller that could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(f) No authorization, consent, approval or other order or, or declaration to or filing with, any governmental agency or body or other entity, organization or individual is required for the valid authorization, execution, delivery and performance by Seller of this Agreement.

6. Representations and Warranties of the Company.  The Company hereby represents and warrants, as of the date hereof and as of the Closing Date, that:

(a) The Company has the full, absolute and entire power and legal right to execute, deliver and perform this Agreement, without the need for the consent of any other person or entity other than those consents which have been obtained prior to the Closing

(b) The Company has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(c) There is no action, suit, proceeding, judgment, claim or investigation pending, or, to the knowledge of the Company, threatened against the Company that could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(d) No authorization, consent, approval or other order or, or declaration to or filing with, any governmental agency or body or other entity, organization or individual is required for the valid authorization, execution, delivery and performance by the Company of this Agreement.

7. Acknowledgments.

(a) The Seller and the Company acknowledge that the Seller and Fixed Income Discount Advisory Company ( “FIDAC”), a wholly-owned subsidiary of the Seller, on the one hand, and the Company on the other hand, may be in possession of material, non-public, confidential information concerning the Company and/or its affiliates (“Material Information”) that is not known or otherwise available to the Company or the Seller, respectively, and that may impact the value of the Repurchased Shares. Notwithstanding such disparity, each of the Seller and the Company has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) The Seller hereby separately acknowledges to the Company that:

(i)       The Seller has not relied upon any representations (whether oral or written) with respect to the Company or the Repurchased Shares other than as set forth in this Agreement.

(ii)      The Seller has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company. The Seller has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms of this transaction. The Seller believes that it has received all the information it considers necessary or appropriate for deciding whether to sell the Repurchased Shares and has made its own analysis and decision to sell the Repurchased Shares to the Company based upon such information as the Seller deems appropriate.

(iii)     The Seller acknowledges (i) that the Company has not made any representation or warranty, express or implied, except as set forth herein, regarding any aspect of the sale of the Repurchased Shares, the operation or financial condition of the Company or the value of the Repurchased Shares, and (ii) that the Company is relying upon the truth of the Seller’s acknowledgements in this Section 7(b) in connection with the purchase of the Repurchased Shares hereunder.

(iv)      The Seller has had a full and complete opportunity to consult legal, tax and business advisors and has in fact consulted such advisors with respect to this Agreement and any matters contemplated hereunder. The Seller further acknowledges that it has not engaged or employed any broker or finder in connection with the transactions referred to herein and that the sale of the Repurchased Shares has been privately negotiated by the Seller and the Company.

(c) The Company hereby separately acknowledges to the Seller that:

(i)       The Company has not relied upon any representations (whether oral or written) with respect to the Repurchased Shares other than as set forth in this Agreement.

(ii)      The Company has had an opportunity to discuss the Company’s business, management and financial affairs with officers and management of the Company, the Seller and FIDAC. The Company has also had the opportunity to ask questions of and receive answers from its management, the Seller and FIDAC regarding the terms of this transaction. The Company believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Repurchased Shares and has made its own analysis and decision to purchase the Repurchased Shares from the Seller based upon such information as the Company deems appropriate.

(iii)     The Company acknowledges (i) that the Seller has not made any representation or warranty, express or implied, except as set forth herein, regarding any aspect of the sale of the Repurchased Shares, the operation or financial condition of the Company or the value of the Repurchased Shares, and (ii) that the Seller is relying upon the truth of the Company’s acknowledgements in this Section 7(c) in connection with the sale of the Repurchased Shares hereunder.

(iv)      The Company has had a full and complete opportunity to consult legal, tax and business advisors and has in fact consulted such advisors with respect to this Agreement and any matters contemplated hereunder. The Company further acknowledges that it has not engaged or employed any broker or finder in connection with the transactions referred to herein and that the sale of the Repurchased Shares has been privately negotiated by the Seller and the Company.

8. Release, Discharge and Waiver.  Effective from and after the Closing Date:

(a)
subject to the Company’s satisfaction of its obligations under Section 4 hereof, the Seller, for itself and its officers, directors, partners, affiliates, members, respective successors and assigns, hereby irrevocably forever release, discharge and waive any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages of any kind, whether directly, derivatively, representatively or in any other capacity, against the Company or any of its subsidiaries or affiliates and their respective present and/or past directors, officers, members, shareholders, employees, fiduciaries or agents, and their respective successors and assigns, which are based upon, arise from or relate to or involve, directly or indirectly, (i) the Seller’s purchase and ownership of the Repurchased Shares or (ii) the Company’s failure to disclose, or the Seller’s failure or inability to obtain and review, any Material Information.

(b)
subject to the Seller’s  satisfaction of its obligations under Section 3 hereof, the Company, for itself and its officers, directors, partners, affiliates, members, respective successors and assigns, hereby irrevocably forever release, discharge and waive any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages of any kind, whether directly, derivatively, representatively or in any other capacity, against the Seller and FIDAC or any of their subsidiaries or affiliates and their respective present and/or past directors, officers, members, shareholders, employees, fiduciaries or agents, and their respective successors and assigns, which are based upon, arise from or relate to or involve, directly or indirectly, the Seller’s or FIDAC’s failure to disclose, or the Company’s failure or inability to obtain and review, any Material Information.

(c)
Notwithstanding the foregoing, but subject to Section 7, nothing contained in this Section 8 shall constitute any release, discharge or waiver to the extent that the applicable claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages arise out of (i) a breach of this Agreement, (ii) that certain Assignment of Claims, dated April 23, 2014, between FIDAC and the Company, or (iii) that certain Settlement

Agreement, dated January 13, 2015, by and among FIDAC, the Audit Committee of the Board of Directors of the Company and the Company.

9. Expenses.  Each party shall bear its own attorneys’ fees and costs incurred in connection with this Agreement and the transactions contemplated  hereby.

10. Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.  The parties have participated jointly in the drafting of this Agreement, and each party was represented by counsel in the negotiation of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11. Consent to Jurisdiction; Service of Process.  The parties hereto agree that any suit action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in federal or state courts located in the Borough of Manhattan, New York, New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

12. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO  HEREBY IRREVOCABLY WAIVES  ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13. Invalidity or Unenforceability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Benefits and Burdens. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective estates, executors, administrators, legatees, heirs, and personal and legal representatives, successors and permitted assigns and, in the case of Section 8, the persons identified therein not party hereto (provided their consent shall not be required to change or modify such section).

15. Change; Waiver. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party waiving its rights. The failure of either party at any time to insist upon, or any delay by either party at any time to insist upon, strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time.

16. Entire Agreement. This Agreement sets forth all of the promises, agreement, conditions, understandings and covenants between the parties hereto with respect to the subject matter referred to herein, and there are no promises other than as set forth herein. Any and all prior agreements with respect to such subject matter are hereby revoked. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to such subject matter.

17. Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts, which may be by facsimile and/or PDF/email, all of which counterparts taken together shall constitute one and the same instrument.

19. Survival of Representations and Warranties.  All representations and warranties and acknowledgments contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

CHIMERA INVESTMENT CORPORATION

By:	/s/ Matthew Lambiase Name: Matthew Lambiase Title: President and Chief Executive Officer

SELLER:

ANNALY CAPITAL MANAGEMENT, INC.

By:	/s/ Glenn Votek Name: Glenn Votek Title: Chief Financial Officer